Exhibit 3.1
AMENDED & RESTATED
CERTIFICATE OF INCORPORATION
OF
DELPHI CORPORATION
     The undersigned, David M. Sherbin certifies that he is Vice President, General Counsel and Chief Compliance Officer of Delphi Corporation, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”) and does hereby further certify as follows:
     The original certificate of incorporation (the “Original”) of the Corporation was filed with the Secretary of State of the State of Delaware on September, 16, 1998 under the name of Delphi Automotive Systems Corporation.
     The Corporation filed a plan of reorganization which, pursuant to Chapter 11 of Title 11 of the United States Code, was confirmed by an order, dated January 25, 2008 (the “Plan”), of the United States Bankruptcy Court for the Southern District of New York (the “Court”), a court having jurisdiction of a proceeding under the United States Bankruptcy Code, and that such order, provides for the making and filing of this Amended and Restated Certificate of Incorporation. The Plan was further modified by the Corporation and approved by the Court on July 30, 2009.
     This Amended and Restated Certificate of Incorporation amends and, as amended, restates in its entirety the Corporation’s certificate of incorporation and has been duly proposed by resolutions adopted and declared advisable by the Board of Directors of the Corporation and, duly executed and acknowledged by the officers of the Corporation in accordance with Sections 242, 245 and 303 of the General Corporation Law of the State of Delaware.
     The text of the certificate of incorporation of the Corporation is hereby amended and restated to read in its entirety as follows:
1. The name of the corporation is: DPH HOLDINGS CORP. (the “Corporation”).
2. The address of the Corporation’s registered office in the State of Delaware is: Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of its registered agent at such address is: The Corporation Trust Company.
3. The business purpose of the Corporation is to provide consulting and transition services, as needed, under the Corporation’s plan of reorganization confirmed by an order, dated January 25, 2008 of the United States Bankruptcy Court for the Southern District of New York (the “Court”), as further modified by the Corporation and approved by the Court on July 30, 2009 (the “Plan”) and other business ancillary to the foregoing. The Corporation shall not be permitted to engage in any activities inconsistent with the foregoing business purpose. The Corporation may engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware as set forth in Title 8 of the Delaware Code (the “GCL”) to accomplish the foregoing business purpose.
4. The total number of shares of stock which the Corporation shall have authority to issue is: 1,000 shares of Common Stock, each having a par value of one cent ($0.01) and 1,000 shares of Preferred Stock, each having a par value of one cent ($0.01).
a. The Board of Directors is expressly authorized to provide for the issuance of all or any shares of the Preferred Stock in one or more classes or series, and to fix for each such class or series such voting powers, full or limited, and such distinctive designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors of the Corporation providing for the issuance of such class or series and as may be permitted by the GCL, including, without limitation, the authority to provide that any such class or series may be (i) subject to redemption at such time or times and at such price or prices; (ii) entitled to receive dividends (which may be cumulative or non-cumulative) at such rates, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or any other series; (iii) entitled to such rights upon the dissolution of, or upon any distribution of the assets of, the Corporation; or (iv) convertible into, or exchangeable for, shares of any other class or classes of stock, or of any other series of the same or any other class or classes of stock, of the Corporation at such price or prices or at such rates of exchange and with such adjustments; all as may be stated in such resolution or resolutions.
b. Notwithstanding any other provisions contained herein to the contrary, the Corporation shall not issue nonvoting equity securities. This prohibition on the issuance of nonvoting equity securities is included in this Certificate of Incorporation in compliance with Section 1123(a)(6) of the Bankruptcy Code (11 U.S.C. § 1123(a)(6)).
c. The holders of Common Stock shall not have cumulative voting rights and shall not be entitled to preemptive or subscription rights.
5. The Corporation is to have perpetual existence.

6. The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:
a. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.
b. The number of directors of the Corporation shall be as from time to time fixed by, or in the manner provided in, the by-laws of the Corporation. Elections of directors need not be by written ballot unless the by-laws of the Corporation shall provide.
c. A director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor shall be elected and shall qualify, subject, however to prior death, resignation, retirement, disqualification or removal from office.
d. Any vacancy occurring on the Board of Directors may be filled by a majority of the Board of Directors then in office, even if less than a quorum, or by a sole remaining director. Any director elected to fill a vacancy shall have the same remaining term as that of his or her predecessor.
e. Subject to the provisions of Article 10 hereof, the directors shall have concurrent power with the stockholders to make, alter, amend, change, add or repeal the by-laws of the Corporation.
f. A director of the Corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except to the extent such exemption from liability or limitation thereof is not permitted under the GCL as the same exists or may hereafter be amended. If the GCL is amended hereafter to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent authorized by the GCL, as so amended. No amendment to or repeal of this Section 6.f shall adversely affect any right or protection of a director of the Corporation with respect to any acts or omissions of such director occurring prior to such repeal or amendment.
g. Except as required by law, In the event it is determined that all of the directors of the Corporation have a conflict with respect to a transaction or arrangement with the Corporation, such transaction or arrangement shall be subject to approval by a vote of the stockholders in accordance with the GCL and the by-laws of the Corporation.

7. The Corporation shall indemnify its directors and officers to the fullest extent authorized or permitted by applicable law, as now or hereafter in effect, and such right to indemnification shall continue as to a person who has ceased to be a director or officer of the Corporation and shall inure to the benefit of his or her heirs, executors and personal and legal representatives; provided, however, that, except for proceedings to enforce rights to indemnification, the Corporation shall not be obligated to indemnify any director or officer (or his or her heirs, executors or personal or legal representatives) in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors. The right to indemnification conferred by this Article shall include the right to be paid by the Corporation the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition upon receipt by the Corporation of an undertaking by or on behalf of the director or officer receiving advancement to repay the amount advanced if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation under this Article.
     The Corporation may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation similar to those conferred in this Article to directors and officers of the Corporation.
     The rights to indemnification and to the advancement of expenses conferred in this Article shall not be exclusive of any other right which any person may have or hereafter acquire under this Certificate of Incorporation, the Corporation’s by-laws, any statue, agreement, vote of stockholders or disinterested directors or otherwise.
     Any repeal or modification of this Article by the stockholders of the Corporation shall not adversely affect any rights to indemnification and to the advancement of expenses of a director or officer of the Corporation existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.
8. Meetings of stockholders may be held within or without the State of Delaware, as the by-laws may provide. The books of the corporation may be kept (subject to any provision contained in the GCL) outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the by-laws of the Corporation.
9. In furtherance and not in limitation of the powers conferred upon it by the laws of the State of Delaware, the Board of Directors shall have the power to adopt, amend of repeal the Corporation’s by-laws. The affirmative vote of at least a majority of the entire Board of Directors shall be required to adopt, amend, alter or repeal the Corporation’s by-laws. The Corporation’s by-laws also may be adopted, amended, altered or repealed by the affirmative vote of the holders of at least a majority of the voting power of the shares entitled to vote at an election of directors.
10. Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of the GCL or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of the GCL order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.
11. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation, provided that, notwithstanding Section 242(b)(1) of the GCL, any amendment shall be approved by the affirmative vote of the holders of at least a majority of the voting power of the shares entitled to vote thereon.

     IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be duly executed this sixth day of October, 2009.

DELPHI CORPORATION

By: Name:	/s/ David M. Sherbin David M. Sherbin
Title:	Vice President, General Counsel and Chief Compliance Officer